CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Gryphon Holdings Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-12775, 33-96922, and 33-83630) on Form S-8
of Gryphon Holdings Inc. of our report dated February 14, 1997, relating to the consolidated balance sheets of Gryphon Holdings Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the two year period then ended, and all related schedules as of and for the years ended December 31, 1996 and 1995, which report appears in the December 31, 1996 annual report on Form 10-K of Gryphon Holdings Inc.





                                   KPMG Peat Marwick LLP



New York, New York
March 26, 1997